Exhibit 10.69

SECOND AMENDMENT TO OFFICE LEASE

This Second Amendment to Office Lease (this “Second Amendment”) is entered into effective as of October 1, 2020 (the “Effective Date”) by and between DRAWBRIDGE PACIFIC CENTER, LLC, a Delaware limited liability company (“Landlord”) and COLLECTORS UNIVERSE, INC., a Delaware corporation (“Tenant”) with reference to the recitals set forth below.

RECITALS

A. Tenant and Landlord’s predecessor-in-interest PACIFIC CENTER OWNER, LLC, a Delaware limited liability company were parties to that certain Lease dated as of February 2, 2017, as amended by that certain First Amendment to Lease dated as of June 15, 2017 (collectively as amended, the “Original Lease”) whereby Tenant leases from Landlord approximately sixty-two thousand seven hundred fifty-five (62,755) square feet known as Suites 150 and 250 (the “Original Premises”) within the building located at 1610 East St. Andrew Place, Santa Ana, California 92705 and known as the Pacific Center (the “Building”).

B. The Lease Term of the Original Lease is scheduled to expire on September 30, 2028.

C. Tenant desires to expand the Original Premises by leasing an additional approximately sixty-two thousand eight hundred seventy (62,870) square feet of rentable area, as shown on Exhibit A attached hereto (the “Expansion Premises”).

D. The parties desire to amend the Original Lease to memorialize the foregoing and to further modify the Original Lease only as set forth in this Second Amendment.

AGREEMENT

NOW THEREFORE, based on the foregoing recitals, the truth and accuracy of which are hereby confirmed by the parties, and for and in consideration of the mutual promises and covenants hereinafter set forth, the parties agree as follows:

1. Meaning of Terms. Except as otherwise set forth herein, all capitalized terms used in this Amendment shall have the meanings stated in the Original Lease.

2. Lease of Expansion Premises. Landlord leases to Tenant and Tenant leases from Landlord the Expansion Premises under the terms and conditions set forth in the Original Lease as specifically modified by this Second Amendment. Landlord shall endeavor to deliver the Expansion Premises to Tenant (the “Delivery Date”) on or before October 1, 2020; however, Landlord’s failure to deliver the Expansion Premises on or before such date shall not subject Landlord to any liability therefor, nor shall such failure affect the validity of this Lease or, except as provided below, change the Lease Expiration Date. If, despite said efforts, Landlord is unable to deliver possession by the Expansion Rent Commencement Date (as defined below), Tenant shall not be obligated to pay Rent with respect to the Expansion Premises until Landlord delivers possession of the Expansion Premises. If Landlord is unable to deliver possession by October 30, 2020, then Tenant may elect to void this Second Amendment by providing Landlord with written notice of such election at any time on or before November 13, 2020. In the event that Tenant elects to void this Second Amendment in accordance with the terms of this paragraph, then upon Landlord’s receipt of Tenant’s notice of such election, the expansion of the Premises and all other modifications of the Original Lease as set forth in this Second Amendment, shall be void, Landlord shall immediately return to Tenant the Increased Deposit (as defined in Paragraph 2.5 of this Second Amendment), and the Original Lease shall continue in full force and effect. Tenant shall provide Landlord with updated proof of insurance covering both the Original Premises and Expansion Premises on or before the Delivery Date as a condition to Landlord delivering the Expansion Premises to Tenant, the failure of which shall not extend the Expansion Rent Commencement Date or excuse Tenant’s obligation to pay Rent.

2.1 Condition of the Expansion Premises. Landlord shall deliver, and Tenant hereby agrees to accept, the Expansion Premises (including all improvements, furniture, fixtures, equipment, and telephone and data cabling contained within the Premises as of the Effective Date) in its “as-is” and “where-is” condition with all faults and Tenant hereby acknowledges that Landlord shall not be obligated to provide or pay for any improvement work, remodeling or refurbishment, or services related to the improvement of the Expansion Premises. Tenant’s acceptance of possession of the Expansion Premises constitutes Tenant’s acknowledgment that the Expansion Premises and Project are acceptable and in the condition required by this Second Amendment. Tenant acknowledges that Landlord has made no representation or warranty regarding the condition of the Expansion Premises. Tenant shall pay all costs and expenses associated with or arising out of the Expansion Premises. Additionally, Tenant acknowledges that it has been occupying the Original Premises prior to the Effective Date and that Tenant continues to accept the Original Premises in its current “as is” condition as of the Effective Date. Prior to commencing any construction or modification of the Expansion Premises, Tenant shall obtain Landlord’s prior written consent in accordance with Article 8 of the Original Lease and shall procure all necessary governmental permits and approvals. Prior to Tenant commencing business in the Expansion Premises, Tenant shall use best efforts to obtain a certificate of occupancy and any other governmental permits and licenses required for Tenant to use and occupy the Expansion Premises, and deliver a copy of each to Landlord. Tenant shall have any separately metered utilities and service contracts placed into Tenant’s name and Tenant shall be responsible for paying all utilities servicing the Expansion Premises from and after the Delivery Date. Landlord and Tenant stipulate and agree that the Expansion Premise contains 62,870 rentable square feet for all purposes of the Lease (as amended) and is not subject to remeasurement. Notwithstanding anything set forth herein or in the Original Lease to the contrary, Tenant may access, use, and operate from, the Original Premises and the Expansion Premises at all times, without interruption, 24 hours per day, seven days per week, in conformity with the Lease requirements.

2.2 Pass-through Connecting Original Premises and Expansion Premises. Effective as of the Delivery Date, Tenant may install a door connecting the Original Premises and the Expansion Premises, in the location and as depicted in the plans attached here to as Exhibit B. Such installation shall be at Tenant’s sole cost and expense and Landlord’s approval of the foregoing shall create no responsibility or liability on the part of Landlord for their completeness, design sufficiency, or compliance with all Laws.

2.3 Lease Term for the Expansion Premises. The Lease Term for the Expansion Premises shall commence on the Effective Date, be conterminous with the Original Lease Term, and expire on the Lease Expiration Date as set forth in the Original Lease unless earlier terminated or extended pursuant to the terms of the Lease.

2.3.1 Option Term. Notwithstanding anything set forth herein or in the Original Lease to the contrary, Tenant’s Option Right set forth in Article 2.2 of the Original Lease shall apply to the entire Premises (as expanded), and in no event shall the Option Right be construed to apply to either the Original Premises or the Expansion Premises alone.

2.3.2 Right to Lease. Notwithstanding anything set forth herein or in the Original Lease to the contrary, Article 1.4 of the Original Lease “Right to Lease” is hereby deleted in its entirety.

2.4 Base Rent for the Expansion Premises. Base Rent for the Expansion Premises shall be due and payable on the same terms as Base Rent for the Original Premises, except that commencing on November 1, 2020 (the “Expansion Rent Commencement Date”), Base Rent for the Expansion Premises shall be in the amounts as set forth in the table below. For the avoidance of doubt, there is no Base Rent payable from the Delivery Date through October 31, 2020. Except for the changes to Base Rent and Tenant’s Share provided herein, Tenant’s obligation to pay Additional Rent, utilities and any other charges required to be paid by Tenant shall continue in accordance with the Original Lease.

Months	Expansion Premises Square Footage		Base Rent PSF/MO	Monthly Installment of Base Rent
11/1/20 to 11/30/20	31,435	*	$0.00	$0.00
12/1/20 to 10/31/21	31,435	*	$0.89	$27,977.15
11/1/21 to 10/31/22	31,435	*	$0.92	$28,816.46
11/1/22 to 10/31/23	47,153	*	$1.50	$70,729.50
11/1/23 to 10/31/24	62,870		$1.91	$120,081.70
11/1/24 to 10/31/25	62,870		$1.97	$123,684.15
11/1/25 to 10/31/26	62,870		$2.03	$127,394.68
11/1/26 to 10/31/27	62,870		$2.09	$131,216.52
11/1/27 to 9/30/28	62,870		$2.15	$135,153.01

*provided that Tenant is not in Default of any of Tenant’s obligations, Tenant’s Base Rent for the Expansion Premises applicable to the first thirty-six (36) months following the Expansion Premises Rent Commencement Date (representing November 1, 2020 through October 31, 2023 as set forth above) shall be calculated on the reduced rentable square footage amounts set forth in the table above. In the event of a Tenant Default, Tenant’s Base Rent obligations applicable to such thirty-six (36) months of the shall be calculated on the full Expansion Premises rentable square footage of 62,870 and any Base Rent previously abated shall be immediately due and payable by Tenant to Landlord. Notwithstanding anything herein to the contrary, Tenant’s Share of Direct Expenses shall be calculated on the full Expansion Premises rentable square footage of 62,870 and Tenant shall pay all other amounts due under the Lease during any period of Base Rent abatement, including without limitation, Additional Rent.

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2.5 Tenant’s Share. Effective as of the Expansion Rent Commencement Date, Tenant’s Share, as set forth in the Section 5 of the Summary of Basic Lease Information of the Original Lease shall be increased from thirty and sixty-one hundredths percent (30.61%) to sixty-one and twenty-eight hundredths percent (61.28%) based on 125,625 rentable square footage of the Premises (as expanded) and 205,004 rentable square footage of the Building. Notwithstanding anything herein to the contrary, commencing on the Delivery Date, Tenant shall be responsible for all utilities and building services attributable to the Expansion Premises.

2.5.1 Parking. Effective as of the Expansion Rent Commencement Date, Tenant’s Parking set forth in the Section 8 of the Summary of Basic Lease Information of the Original Lease is hereby revised to provide Tenant an additional 377 unreserved parking passes such that Tenant shall be apportioned Five and 3/100 (5.3) unreserved parking passes for every 1,000 rentable square feet of the Premises (as expanded), which equals six hundred sixty-seven (667) unreserved parking passes based upon the Premises containing 62,755 rentable square feet and the Expansion Premises containing 62,870 rentable square feet of space, as depicted on Exhibit C attached hereto. All such parking passes shall be utilized subject to applicable Laws and pursuant to the terms of Article 28 of the Original Lease.

2.6 Deposit for the Expansion Premises. Concurrently with Tenant’s execution of this Second Amendment, Tenant shall deposit with Landlord a cash sum in an amount equal to Forty-Two Thousand Two Hundred Fifty Five Dollars ($42,255.00) (the “Increased Deposit”) which shall become part of the Security Deposit as required by Article 21 of the Original Lease. The total Security Deposit set forth in Section 7 of the Summary of Basic Lease Information of the Original Lease is hereby revised to One Hundred Sixty-Nine Thousand Twenty and 00/100 Dollars ($169,020.00). Notwithstanding anything to the contrary in Article 21 of the Original Lease, Tenant may request a reduction of the Security Deposit by written notice to Landlord at any time following the date that is sixty (60) days prior to the First Adjustment Date (as defined below) and, provided Tenant is not then in Default and has not previously been in Default under this Lease as of December 1, 2023 (the “First Adjustment Date”), then Landlord shall apply Eighty-Four Thousand Five Hundred Ten and 00/100 Dollars ($84,510.00) of the Security Deposit amount against the Base Rent then payable by Tenant for December, 2023. Furthermore, Tenant may request a reduction of the Security Deposit by written notice to Landlord at any time following the date that is sixty (60) days prior to the Second Adjustment Date (as defined below) and provided Tenant is not then in Default and has not previously been in Default under this Lease as of December 1, 2026 (the “Second Adjustment Date”), then Landlord shall apply Eighty-Four Thousand Five Hundred Ten and 00/100 Dollars ($84,510.00) representing the balance of the Security Deposit against the Base Rent then payable by Tenant for December 2026. There shall be no reduction in the Security Deposit if Tenant is in Default on or at any time prior to such applicable Adjustment Date, as the case may be. Except as provided in this Section 2.5, Landlord shall continue to hold the Security Deposit as increased herein in accordance with Article 21 of the Original Lease.

2.7 Signs. Effective as of the Delivery Date, Tenant shall have the exclusive right to install one (1) building top sign on the Expansion Premises, directly above the main entrance to the Expansion Premises, identifying Tenant and/or any of its subsidiaries or business names (the “Expansion Premises Sign”). Notwithstanding the foregoing, Tenant shall not be entitled to install the Expansion Premises Sign if: (a) Tenant has previously assigned its interest in this Lease (except in connection with a Permitted Non-Transfer), (b) Tenant has previously sublet any portion of the Expansion Premises (except in connection with a Permitted Non-Transfer), or (c) Tenant is in Default under this Lease. Furthermore, Tenant’s right to install the Expansion Premises Sign is expressly subject to and contingent upon Tenant receiving the approval and consent to the Expansion Premises Sign from the City of Santa Ana, California, its architectural review board (if applicable), any other applicable governmental or quasi-governmental governmental agency and any architectural review committee under any covenants, conditions and restrictions recorded against the Project. Tenant, at its sole cost and expense, shall obtain all other necessary building permits, zoning, regulatory and other approvals in connection with the Expansion Premises Sign. All costs of approval, consent, design, installation, supervision of installation, wiring, maintaining, repairing and removing the Expansion Premises Sign will be at Tenant’s sole cost and expense. Tenant shall submit to Landlord reasonably detailed drawings of its proposed Expansion Premises Sign, including without limitation, the size, material, shape, location, coloring and lettering for review and approval by Landlord. The Expansion Premises Sign shall be subject to (i) Landlord’s prior review and written approval thereof, (ii) the terms, conditions and restrictions of any recorded covenants, conditions and restrictions encumbering the Project and/or the Expansion Premises and shall conform to the Building sign criteria and Project sign criteria, if any, and the other reasonable standards of design and motif established by Landlord for the exterior of the Expansion Premises and/or the Project. Tenant shall reimburse Landlord for any reasonable out-of-pocket costs associated with Landlord’s review and supervision as hereinbefore provided including, but not limited to, engineers and other professional consultants. Tenant will be solely responsible for any damage to the Expansion Premises Sign and any damage that the installation, maintenance, repair or removal thereof may cause to the Expansion Premises or the Project. Tenant agrees upon the expiration date or sooner termination of this Lease, upon Landlord’s request, to remove the Expansion Premises Sign and restore any damage to the Expansion Premises and the Project at Tenant’s expense. In addition, Landlord shall have the right to remove the Expansion Premises Sign at Tenant’s sole cost and expense, if, at any time during the Lease Term: (i) Tenant assigns this Lease (except in connection with a Permitted Non-Transfer), (ii) Tenant sublets any portion of the Premises (except in connection with a Permitted Non-Transfer), or (iii) Tenant is in Default under this Lease.

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2.8 Contingency. Notwithstanding anything to the contrary contained in this Agreement, the parties acknowledge that Landlord is currently negotiating a termination of lease and surrender of the Expansion Premises from an existing tenant (“Existing Tenant”) who currently leases the Expansion Premises. The expansion as set forth in this Second Amendment, is contingent upon the execution of such termination of lease, and Landlord receiving possession of the Expansion Premises from the Existing Tenant on or before September 25, 2020 (“Termination Date”). If, for whatever reason, Landlord has not received possession of the Expansion Premises by the Termination Date, then Landlord may elect to void this Second Amendment by providing Tenant with written notice of such election at any time prior to the date that is ten (10) business days following the Termination Date. In the event that Landlord elects to void this Second Amendment in accordance with the terms of this paragraph, then upon Tenant’s receipt of Landlord’s notice of such election, the expansion of the Premises and all other modifications of the Original Lease as set forth in this Second Amendment, shall be void, Landlord shall immediately return to Tenant the Increased Deposit, and the Original Lease shall continue in full force and effect.

3. Tenant Improvements.

3.1 Tenant Improvement Allowance. Provided the Tenant is not then in Default under the terms of this Lease, and subject to Landlord’s Lump Sum Payment Option set forth in Section 3.3 below the Landlord will make available to the Tenant for the construction of Tenant’s leasehold improvements in the Expansion Premises, subject to the Landlord’s consent to Tenant’s plans pursuant to Article 8 of the Original Lease, a maximum amount of the sum of Two Million One Hundred Thirty-Eight Thousand Two Hundred Sixty-Four and 28/100s Dollars ($2,138,264.28) (the “Tenant Improvement Allowance”), to be applied towards all hard and soft costs associated with any alterations, additions, installations, changes, improvements, and/or other renovation to the Expansion Premises, including but not limited to actual construction costs, architectural, design, and engineering fees, and compensation for Tenant’s project manager or other consultants (“Tenant Improvements”). If the costs for the Tenant Improvements exceeds the Tenant Improvement Allowance, Tenant shall bear and pay the cost of such excess. If the actual cost of the Tenant Improvements is less than the Tenant Improvement Allowance, Tenant may use the balance of the unused Tenant Improvement Allowance to pay out-of-pocket costs actually incurred by Tenant in connection with Tenant’s installation of its furniture, fixtures, equipment, telephone and data cabling, installation costs and moving costs and/or as a credit towards Base Rent.

3.2 Disbursement of Allowance. The Tenant Improvement Allowance shall be made available to Tenant on the Delivery Date at which time the Tenant shall be entitled and it is Tenant’s intent to draw upon the Tenant Improvement Allowance to fully offset Base Rent on a monthly basis, starting from the Expansion Rent Commencement Date without any required notice to Landlord, until such Tenant Improvement Allowance is fully utilized. However, should Tenant want to utilize the Tenant Improvement Allowance other than to offset Base Rent, Tenant must provide at least sixty (60) days’ written notice directing Landlord to apply a portion of the Tenant Improvement Allowance to reimburse for Tenant Improvements. If any amount is paid in a lump sum pursuant to Section 3.2 or Section 3.3, such amount will reduce the Tenant Improvement Allowance available to offset Base Rent or Tenant Improvements. Tenant must request any unused Tenant Improvement Allowance on or before May 1, 2027 (the “Draw Period”), time being of the essence. If Tenant fails to timely give Landlord a written request for the application of any unused Tenant Improvement Allowance prior to the expiration of the Draw Period, then Landlord shall credit such balance to the payment of Base Rent next coming due. If Tenant’s request is for reimbursement, then such request must include reasonable supporting documentation that Tenant has paid for the Tenant Improvements and/or out-of-pocket costs actually incurred by Tenant in connection fixturizing and furnishing of the Premises, including, but not limited to, (A) paid invoices from Tenant’s contractor and suppliers for labor rendered and materials delivered to the Premises; (B) properly executed unconditional waiver and release on final payment forms of mechanics lien releases from Tenant’s contractor and suppliers, and (C) such other information that may be reasonably requested by Landlord. Landlord shall have no obligation to pay the Tenant Improvement Allowance (or provide a Base Rent credit) if any Default exists at the time of requesting the Tenant Improvement Allowance or at the time such installment is to be paid. The payment of the Tenant Improvement Allowance is personal to the Tenant and may only be collected if the Tenant occupies the entire Expansion Premises as of the date of the Tenant Improvement Allowance request.

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3.3 Lump Sum Buyout. Notwithstanding anything to the contrary contained in the Lease or this Second Amendment, Landlord shall have the option (the “Lump Sum Payment Option”) by written notice to Tenant of such exercise (the “Lump Sum Payment Option Notice”) to pay to Tenant all or any portion of any unused Tenant Improvement Allowance that would be payable to Tenant in a lump sum payment (the “Lump Sum Payment”). If Landlord elects its Lump Sum Payment Option, the Lump Sum Payment shall be made, at Landlord’s election (a) within thirty (30) days of Tenant’s receipt of the Lump Sum Payment Option Notice, or (b) on the closing date of any financing or sale of the Building by Landlord (the date of such payment is hereinafter referred to as the “Lump Sum Payment Date”), provided that the Lump Sum Payment Date shall be no later than ninety (90) days after Landlord provides Tenant with the Lump Sum Payment Option Notice. If Landlord fails to pay the Lump Sum Payment by the Lump Sum Payment Date or the financing or sale transaction for the Building, if applicable, expires or is terminated or deemed null and void for any reason, Landlord’s exercise of the Lump Sum Payment Option shall be deemed null and void and of no further force or effect and the Lump Sum Payment, if theretofore paid by Landlord to Tenant, shall promptly be returned by Tenant to Landlord. If Landlord exercises its Lump Sum Payment Option in accordance with the above, Landlord may, in its sole discretion, prepare an estoppel certificate that documents the effect of Landlord’s exercise of the Lump Sum Payment Option and sets forth the amount of Tenant Improvement Allowance remaining (if any) following the Lump Sum Payment. A copy of the estoppel certificate shall be sent to Tenant and Tenant shall execute and return the estoppel certificate to Landlord within ten (10) business days thereafter, but Landlord’s otherwise valid exercise of the Lump Sum Payment Option shall be fully effective whether or not the estoppel certificate is executed.

4. California Civil Code Section 1938. Pursuant to Section 1938 of the California Civil Code, Landlord hereby advises Tenant that as of the date of this Second Amendment, the Expansion Premises has not undergone inspection by a Certified Access Specialist (a “CASp”) during the Landlord’s ownership of the Building, nor, to Landlord’s actual knowledge (without any duty of inquiry, prior to Landlord’s ownership of the Building. Further, pursuant to Section 1938 of the California Civil Code, Landlord notifies Tenant of the following: A Certified Access Specialist (CASp) can inspect the Expansion Premises and determine whether the Expansion Premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the Expansion Premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the Expansion Premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of any such CASp inspection, the payment of the costs and fees for the CASp inspection and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the Expansion Premises. Therefore and notwithstanding anything to the contrary contained in the Original Lease, Landlord and Tenant agree that (a) Tenant may, at its option and at its sole cost, cause a CASp to inspect the Expansion Premises and determine whether the Expansion Premises complies with all of the applicable construction-related accessibility standards under California law, (b) the parties shall mutually coordinate and reasonably approve of the timing of any such CASp inspection so that Landlord may, at its option, have a representative present during such inspection, (c) Tenant shall be solely responsible for the cost of any repairs necessary to correct violations of construction-related accessibility standards within the Expansion Premises, any and all such alterations and repairs to be performed in accordance with this Second Amendment, and (d) if anything done by or for Tenant in its use or occupancy of the Expansion Premises shall require repairs to the Building to correct violations of construction-related accessibility standards, then Tenant shall reimburse Landlord upon demand, as Additional Rent, for the cost to Landlord of performing such repairs.

5. Inducement Recapture. Any agreement for free or abated Rent or other charges, or for the giving or paying by Landlord to or for Tenant of any cash or other bonus, inducement or consideration for Tenant’s entering into this Lease, or any improvement or moving allowances, all of which concessions are hereinafter referred to as “Inducement Provisions”, shall be deemed conditioned upon Tenant’s full and faithful performance of all of the terms, covenants and conditions of this Lease. In the event of a Default by Tenant under the terms of the Lease that results in termination of the Lease, then as a part of Landlord’s recovery (but only to the extent recovery of such Inducement Provisions is not a double recovery with respect to its recovery of leasehold damages), Landlord shall be entitled to the recovery of the then unamortized remaining balance of the Inducement Provisions (such amortization being calculated on a straight line basis over the entire Lease Term and such balance being determined as of the date of Tenant’s default). The acceptance by Landlord of rent or the cure of the breach or default which initiated the operation of this paragraph shall not be deemed a waiver by Landlord of the provisions of this paragraph unless specifically so stated in writing by Landlord at the time of such acceptance.

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6. Notice Address. Landlord’s notice and contact address pursuant to Section 10 of the Summary of Basic Lease Information of the Original Lease is updated as follows:

Landlord’s Address:	DRAWBRIDGE PACIFIC CENTER, LLC
Three Embarcadero Center,
Suite 2310
San Francisco, CA 94111
Attention: Mike Embree
Facsimile: (415) 391-4430
Email: membree@drawbridgerealty.com

with a copy to:

The Opus Law Firm
662 Encinitas Blvd, Suite 248
Encinitas, CA 92024
Attention: Justin White, Esq.
Email justin@opus.attorney

7. No Default. Tenant hereby represents and warrants to Landlord that, as of the date of this Second Amendment, to Tenant’s actual knowledge, Tenant is in full compliance with all material terms, covenants and conditions of the Original Lease and neither Tenant nor Landlord is in Default under the Original Lease (as amended by this Second Amendment). For purposes of this Second Amendment, the phrase “Tenant’s actual knowledge” refers exclusively to matters within the current actual (as opposed to constructive) knowledge of Joe Wallace, without duty of inquiry or investigation, and in no event shall Joe Wallace have any personal liability therefor.

8. Brokers. Landlord and Tenant each represents to the other that it has had no dealings with any real estate broker, agent, or finder in connection with the negotiation of this Second Amendment except Lee & Associates representing Tenant and CBRE representing Landlord (the “Brokers”), and that they know of no other real estate broker, agent, or finder who is entitled to a commission or finder’s fee in connection with this Second Amendment. Each party shall indemnify, protect, defend, and hold harmless the other party against all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including reasonable attorney fees) for any leasing commission, finder’s fee, or equivalent compensation alleged to be owing on account of the indemnifying party’s dealings with any real estate broker, agent, or finder other than the Brokers. The terms of this Section will survive the expiration or earlier termination of the Lease Term.

9. Attachments. The Exhibits, schedules and other instruments (if any) attached hereto are hereby incorporated herein by this reference.

10. Severability, Integration and Modification. If any provision of this Second Amendment is held invalid or unenforceable by any court of final jurisdiction, it is the intent of the parties that all other provisions of this Second Amendment be construed to remain fully valid, enforceable and binding on the parties. Upon the mutual execution and delivery of this Second Amendment, all references to the “Lease” shall mean the Original Lease (as amended) as further modified by this Second Amendment and all references to the “Premises” shall mean the Original Premises plus the Expansion Premises. In the event of any conflict between the Original Lease and this Second Amendment, the terms of this Second Amendment shall control. All of the terms and conditions of the Original Lease shall remain in full force and except as expressly modified by this Second Amendment and no further modification shall not be effective unless it is in writing and executed by Landlord and Tenant.

11. Counterparts, Signatures, Representations and Warranties. This Second Amendment may be executed by the parties in one or more counterparts, which counterparts when taken together shall constitute one whole and singular original document. Each person signing this Second Amendment represents and warrants that he or she has the requisite power and authority to execute this Second Amendment on behalf of their respective party, and that there is no other agreement or understanding between the parties except as set forth herein. Facsimile or electronic signatures shall have the same force and effect as an original ink signature to the extent permitted by law and subject to verification by the parties.

THE SUBMISSION OF THIS SECOND AMENDMENT FOR EXAMINATION OR SIGNATURE BY TENANT IS NOT A COMMITMENT BY LANDLORD OR ITS AGENTS TO RESERVE THE EXPANSION PREMISES OR TO LEASE THE EXPANSION PREMISES TO TENANT. THIS SECOND AMENDMENT SHALL BECOME EFFECTIVE AND LEGALLY BINDING ONLY UPON FULL EXECUTION AND DELIVERY BY BOTH LANDLORD AND TENANT. UNTIL LANDLORD DELIVERS A FULLY EXECUTED COUNTERPART HEREOF TO TENANT, LANDLORD HAS THE RIGHT TO OFFER AND TO LEASE THE EXPANSION PREMISES TO ANY OTHER PERSON TO THE EXCLUSION OF TENANT.

Signatures appear on the following page.

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IN WITNESS WHEREOF, this Second Amendment has been executed as of the day and year first above written.

“Tenant”	“Landlord”

COLLECTORS UNIVERSE, INC.,	DRAWBRIDGE PACIFIC CENTER, LLC,
a Delaware corporation	a Delaware limited liability company

By:	By:
Name:	Name:
Title:	Title:

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